EXHIBIT 3.3

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF
H&H IMPORTS, INC.

Pursuant to Section 607.1006 of the Florida Business Corporation Act, the undersigned, being the President of H&H IMPORTS, INC., a Florida corporation (the “Corporation”), bearing Document Number P06000145754, does hereby submit these Articles of Amendment for the purpose of amending the Corporation’s Articles of Incorporation as follows:

FIRST:  Article I of the Corporation's Articles of Incorporation shall be deleted in its entirety and replaced with the following:

 “ARTICLE III

Section 1. The total number of shares of stock which the Corporation shall have the authority to issue shall be 400,000,000 shares of Common Stock of the par value of $.0001 per share and 10,000,000 shares of Preferred Stock.”

SECOND:  The foregoing amendments were adopted by the board of directors at a meeting of the board of directors held on June 21, 2010 and by written consent of the holders of a majority of the issued and outstanding common stock of the of the Corporation dated June 21, 2010.  Therefore, the number of votes cast for the Amendment to the Corporation's Articles of Incorporation was sufficient for approval.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on August 2, 2010.

/s/Steve Rogai

Steve Rogai, President